                                                                     EXHIBIT 2.2



================================================================================


                            ASSET PURCHASE AGREEMENT


                                     BETWEEN


                    THE SOURCE INFORMATION MANAGEMENT COMPANY


                                       AND


                             YEAGER INDUSTRIES, INC.



                               January 7, 1999

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




                                TABLE OF CONTENTS

                                                                                   Page

Definitions.........................................................................1

    2    Basic Transaction..........................................................9
                  (a)      Purchase and Sale of Assets..............................9
                  (b)      Assumption of Liabilities................................9
                  (c)      Initial Purchase Price..................................10
                  (d)      The Closing.............................................10
                  (e)      Deliveries at the Closing...............................10
                  (f)      Purchase Price Adjustment...............................10
                  (g)      Additional Purchase Price...............................11
                  (h)      Allocation..............................................12

    3    Representations and Warranties of Seller..................................12
                  (a)      Organization of Seller..................................13
                  (b)      Authorization of Transaction............................13
                  (c)      Noncontravention........................................13
                  (d)      Brokers' Fees...........................................14
                  (e)      Title to Assets.........................................14
                  (f)      Subsidiaries............................................14
                  (g)      Financial Statements....................................14
                  (h)      Events Subsequent to Most Recent Fiscal Year End........14
                  (i)      Undisclosed Liabilities.................................18
                  (j)      Legal Compliance........................................18
                  (k)      Tax Matters.............................................18
                  (l)      Real Property...........................................20
                  (m)      Intellectual Property...................................24
                  (n)      Tangible Assets.........................................27
                  (o)      Inventory...............................................27
                  (p)      Contracts...............................................28
                  (q)      Notes and Accounts Receivable...........................30
                  (r)      Powers of Attorney......................................30
                  (s)      Insurance...............................................30
                  (t)      Litigation..............................................31
                  (u)      Product Warranty........................................31
                  (v)      Product Liability.......................................32
                  (w)      Employees...............................................32
                  (x)      Employee Benefits.......................................32
                  (y)      Guaranties..............................................35
                  (z)      Environment, Health, and Safety.........................35
                  (aa)     Certain Business Relationships With Seller..............36
                  (ab)     Disclosure..............................................37







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
                  (ac)     Investment..............................................37

    4    Representations and Warranties of Buyer...................................37
                  (a)      Organization of Buyer...................................37
                  (b)      Authorization of Transaction............................37
                  (c)      Noncontravention........................................38
                  (d)      Brokers' Fees...........................................38

    5    Pre-Closing Covenants.....................................................38
                  (a)      General.................................................38
                  (b)      Notices and Consents....................................38
                  (c)      Operation of Business...................................39
                  (d)      Preservation of Business................................39
                  (e)      Full Access.............................................39
                  (f)      Notice of Developments..................................39
                  (g)      Exclusivity.............................................40
                  (h)      Title Insurance.........................................40
                  (i)      Surveys.................................................41

    6    Conditions to Obligation to Close.........................................41
                  (a)      Conditions to Obligation of Buyer.......................41
                  (b)      Conditions to Obligation of Seller......................43

    7    Termination       ........................................................44
                  (a)      Termination of Agreement................................44
                  (b)      Effect of Termination...................................45

    8    Miscellaneous     ........................................................45
                  (a)      Survival of Representations and Warranties..............45
                  (b)      Press Releases and Public Announcements.................45
                  (c)      No Third Party Beneficiaries............................46
                  (d)      Entire Agreement........................................46
                  (f)      Counterparts............................................46
                  (g)      Headings................................................46
                  (h)      Notices.................................................46
                  (i)      Governing Law...........................................48
                  (j)      Amendments and Waivers..................................48
                  (k)      Severability............................................48
                  (l)      Expenses................................................48
                  (m)      Incorporation of Exhibits and Schedules.................49
                  (n)      Specific Performance....................................49
                  (o)      Bulk Transfer Laws......................................49




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




Exhibit A -- Agreement with Seller Stockholders
Exhibit B -- Allocation Schedule
Exhibit C -- Forms of Assignments
Exhibit D -- Form of Assumption
Exhibit E -- EBITDA Schedule
Exhibit F -- Historical Financial Statements
Exhibit G -- Form of Employment and Noncompetition Agreement (Gary Yeager) Exhibit H -- Form of Opinion of Counsel to Seller
Exhibit I -- Form of Opinion of Counsel to Buyer
Disclosure Schedule -- Exceptions to Representations and Warranties

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of January 7, 1999, by and between THE SOURCE INFORMATION MANAGEMENT COMPANY, a Missouri corporation ("Buyer"), and YEAGER INDUSTRIES, INC., a Pennsylvania corporation ("Seller"). Buyer and Seller are hereinafter collectively referred to as the "Parties."

         This Agreement contemplates a transaction in which Buyer will purchase all of the assets of Seller and assume all of the liabilities reflected on the books of Seller in return for cash and stock.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1    Definitions.

         "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "Acquired Assets" means all right, title, and interest in and to all of the assets of Seller, including all of its (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) securities, (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes),
(i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, (k) Cash, (l) rights in and with respect to the assets associated with its Employee Benefit Plans and in the name "Yeager Industries, Inc."; provided, however, that the Acquired Assets shall not include
(i) the corporate charters, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation or (ii) any of the rights of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement).

         "Additional Purchase Price" has the meaning set forth in Section 2(g) below.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a).

         "Agreement with Seller Stockholders" means the Agreement with Seller Stockholders entered into concurrently herewith and attached hereto as Exhibit A.


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




         "Assumed Liabilities" means (a) all Liabilities of Seller set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto),
(b) all Liabilities of Seller which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (other than any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), (c) all Liabilities of Seller for unpaid Taxes with respect to periods prior to the Closing for which the return is due after the Closing up to an amount computed in accordance with the past custom and practice of Seller in filing its Tax Returns, (d) all obligations of Seller under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets either (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing, (e) all Liabilities and obligations of Seller under its Employee Benefit Plans, and
(f) all other Liabilities and obligations of Seller set forth in an appendix to the Disclosure Schedule under an express statement (that Buyer has initialed) to the effect that the definition of Assumed Liabilities will include the Liabilities and obligations so disclosed; provided, however, that the Assumed Liabilities shall not include (i) any Liability of Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Seller is transferring the Acquired Assets, or because Seller has deferred gain on any Deferred Intercompany Transaction), (ii) any Liability of Seller for the unpaid Taxes of any Person (other than Seller) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (iii) any obligation of Seller to indemnify any Person (including any of Seller Stockholders) by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise)
(iv) any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, or (v) any Liability or obligation of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement).

         "Auditor" has the meaning set forth in Sections 2(f) and 2(g) below.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Buyer has the meaning set forth in the preface above.

         "Buyer Stock" means common stock, par value $.01 per share, of Buyer.

         "Calculation" has the meaning set forth in Section 2(g) below.

         "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "Closing" has the meaning set forth in Section 2(d) below.

         "Closing Date" has the meaning set forth in Section 2(d) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Controlled Group of Corporations" has the meaning set forth in Code
Section 1563.

         "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. Section 1.1502-13.


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




         "Disclosure Schedule" has the meaning set forth in Section 3 below.

         "EBITDA" has the meaning set forth on Exhibit E hereto.


         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excess Loss Account" has the meaning set forth in Treas. Reg.
Section 1.1502-19.

         "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Fiduciary" has the meaning set forth in ERISA Section 3(21).

         "Financial Statement" has the meaning set forth in Section 3(g) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Indebtedness" means any and all debt and other obligations of Seller for the repayment of borrowed money, including without limitation any and all principal, interest, fees and charges, to any individual or entity, including without limitation banks or other similar institutions, and including without limitation the obligations of borrower to First Union National Bank pursuant to
(i) that certain commercial term loan in the original principal amount of Three Hundred Thousand Dollars ($300,000.00), evidenced in part by a promissory note in that same amount dated June 13, 1997, (ii) that certain commercial term loan in the original principal amount of Eight Hundred Thousand Dollars ($800,000.00), evidenced in part by a promissory note in that same amount dated November 12, 1998, and (iii) that certain line of credit in the available amount of One Million Five Hundred Thousand Dollars ($1,500,000.00), evidenced in part by a promissory note in the original principal amount of One Million Dollars ($1,000,000.00) dated June 13, 1997, as amended by that certain Replacement Line of Credit Note in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) dated January 5, 1998.

         "Initial Purchase Price" has the meaning set forth in Section 2(c) below.

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         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means actual knowledge after reasonable investigation.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in Section 3(g) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 3(g) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 3(g) below.






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
         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "Reportable Event" has the meaning set forth in ERISA Section 4043.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Seller Share" means any share of the Capital Stock of Seller.

         "Seller Stockholder" means any person who or which holds any Seller Shares.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Survey" has the meaning set forth in Section 5(i) below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         2    Basic Transaction.

              (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

              (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities from and after the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of Seller not included within the definition of Assumed Liabilities.

              (c) Initial Purchase Price. Buyer agrees to pay to Seller at the Closing Five Hundred Thousand Dollars ($500,000.00) in cash and 142,860 shares of Buyer Stock (the "Initial Purchase Price").

              (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Armstrong, Teasdale, Schlafly & Davis in St. Louis, Missouri, commencing at 9:00 a.m. local time on January 7, 1999 or such other date as the Parties may mutually determine (the "Closing Date").

              (e) Deliveries at the Closing. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 6(b) below;
(iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer
(A) assignments (including real property and Intellectual Property transfer documents) in the forms attached hereto as Exhibit C and (B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel reasonably may request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller (A) an assumption in the form attached hereto as Exhibit D and (B) such other instruments of assumption as Seller and its counsel reasonably may request; and (v) Buyer will deliver to Seller the consideration specified in Section 2(c) above.

              (f) Purchase Price Adjustment. The Initial Purchase Price shall be adjusted on the Closing Date (the "Purchase Price Adjustment") on a dollar-for dollar basis by the amount by which Seller's Indebtedness calculated as of the Closing Date (the "Actual Indebtedness"), is greater or less than Two Million Dollars ($2,000,000.00) (the "Threshold Indebtedness"). If the Actual Indebtedness is less than the Threshold Indebtedness, the Initial Purchase Price shall be increased, on a dollar-for-dollar basis, by an amount equal to the Threshold Indebtedness minus the Actual Indebtedness. If the Actual Indebtedness is more than the Threshold Indebtedness, the





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

Initial Purchase Price shall be reduced, on a dollar-for-dollar basis, by an amount equal to the Actual Indebtedness minus the Threshold Indebtedness. Fifty percent (50%) of any such Purchase Price Adjustment shall be in cash and the remaining fifty percent (50%) of such Purchase Price Adjustment shall be in shares of Buyer Stock. For purposes of any such Purchase Price Adjustment, each share of Buyer Stock will be valued at $7.00 per share.

         In the event of a dispute between the Parties in connection with the calculation or amount of Actual Indebtedness or Purchase Price Adjustment, the Purchase Price Adjustment, as calculated by Buyer, shall be deposited in an interest-bearing escrow account, which escrow account shall be held at an institution insured by the Federal Deposit Insurance Corporation, and the Parties shall retain the services of an independent accounting firm of national reputation (the "Purchase Price Adjustment Auditor") to determine the amount of the Actual Indebtedness and the Purchase Price Adjustment. Buyer and Seller shall each bear 50% of the fees and other expenses of the Purchase Price Adjustment Auditor. All Parties shall cooperate with the Purchase Price Adjustment Auditor and provide it with all records and documentation the Purchase Price Adjustment Auditor may reasonably request in order to determine the amount of the Actual Indebtedness and the Purchase Price Adjustment. The determination of the Purchase Price Adjustment Auditor shall be final and binding on all Parties.

         (g) Additional Purchase Price. Seller will be entitled to receive as additional consideration hereunder (the "Additional Purchase Price") cash equal to: (i) the amount by which EBITDA for the fiscal year ending January 31, 2000 exceeds Seven Hundred Thousand Dollars ($700,000.00) (the "Year 2000 Earn-Out"); and (ii) the amount by which EBITDA for the fiscal year ending January 31, 2001 exceeds Nine Hundred Thousand Dollars ($900,000.00) (the "Year 2001 Earn-Out"); provided, however, that neither the Year 2000 Earn-Out nor the Year 2001 Earn-Out shall exceed Two Hundred Fifty Thousand Dollars ($250,000.00).

         Buyer shall calculate the Year 2000 Earn-Out on or before April 15, 2000, and shall provide Seller with such calculation and supporting documentation evidencing such calculation on or before April 15, 2000 (the "Year 2000 Calculation"). Buyer shall calculate the

Year 2001 Earn-Out on or before April 15, 2001, and shall provide Seller with such calculation and supporting documentation evidencing such calculation on or before April 15, 2001 (the "Year 2001 Calculation") (the Year 2000 Calculation and the Year 2001 Calculation are hereinafter individually referred to as a "Calculation"). If Seller notifies Buyer in writing that it accepts a Calculation, or if Seller fails to object thereto in writing on or prior to the 15th day after the date on which such Calculation is delivered to it, such Calculation shall be deemed to have been accepted by Seller, and Buyer shall deliver to Seller the Year 2000 Earn-Out or the Year 2001 Earn-Out, as the case may be, on or prior to the 15th day after written notice from Buyer or expiration of the 15-day period set forth above, as the case may be.

         If Seller, prior to the 15th day after delivery to it of a Calculation, delivers a written objection thereto to Buyer and if the Parties are unable to agree to such Calculation within fifteen (15) days after such written objection, the Parties shall retain the services of an independent accounting firm of national reputation (the "Earn-Out Auditor") to determine the amount of the Year 2000 Earn-Out or the Year 2001 Earn-Out, as the case may be. In any event, Buyer shall deliver to Seller the undisputed portion of the Year 2000 Earn-Out or the Year 2001 Earn-Out, as the case may be, within fifteen (15) days after the retention of the Earn-Out Auditor. Buyer and Seller shall each bear 50% of the fees and other expenses of the Earn-Out Auditor. All Parties shall cooperate with the Earn-Out Auditor and provide it with all records and documentation the Earn-Out Auditor may reasonably request in order to determine the amount of the Year 2000 Earn-Out or the Year 2001 Earn-Out, as the case may be. The determination of the Earn-Out Auditor shall be final and binding on all Parties.

         (h) Allocation. The Parties agree to allocate the Initial Purchase Price, as adjusted pursuant to the Purchase Price Adjustment, and the Additional Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit B.

         3    Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

              (a) Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

              (b) Authorization of Transaction. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Seller and Seller Stockholders of Seller have duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

              (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

              (d) Brokers' Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

              (e) Title to Assets. Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on its Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of such Most Recent Balance Sheet. Without limiting the generality of the foregoing, Seller has good and marketable title to all of its Acquired Assets, free and clear of any Security Interest or restriction on transfer.

              (f)  Subsidiaries. Seller does not have any Subsidiaries.

              (g) Financial Statements. Attached hereto as Exhibit F are the following financial statements (collectively the "Financial Statements"): (i) reviewed balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1996 and 1997 (the "Most Recent Fiscal Year End") for Seller; and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the ________ months ended ________________, 1998 (the "Most Recent Fiscal Month End") for Seller. The Financial Statements (including the Notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods, are correct and complete, and are consistent with the books and records of Seller (which books and records are correct and complete).

              (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Seller. Without limiting the generality of the foregoing, since that date:

                   (i) Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                   (ii) Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

                   (iii) no party (including Seller) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which Seller is a party or by which Seller is bound;

                   (iv) Seller has not imposed any Security Interest upon any of its assets, tangible or intangible;

                   (v) Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

                   (vi) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

                   (vii) Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000;

                   (viii) Seller has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                   (ix) Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

                   (x) Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                   (xi) there has been no change made or authorized in the charter or bylaws of Seller;

                   (xii) Seller has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                   (xiii) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                   (xiv) Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                   (xv) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                   (xvi) Seller has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                   (xvii) Seller has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                   (xviii) Seller has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                   (xix) Seller has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                   (xx) Seller has not paid any amount to any third party with respect to any Liability or obligation (including any costs and expenses Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing;

                   (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Seller; and

                   (xxii)  Seller has not committed to any of the foregoing.

              (i) Undisclosed Liabilities. Seller has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

              (j) Legal Compliance. To the Knowledge of Seller, Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

              (k)  Tax Matters.

                   (i) Seller has filed all Tax Returns that it was required to file. To the Knowledge of Seller, all such Tax Returns were correct and complete in all respects, and all Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

                   (ii) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                   (iii) Neither Seller nor any director or officer (or employee responsible for Tax matters) of Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Seller either (A) claimed or raised by any authority in writing or (B) as to which any of Seller Stockholders and the directors and officers (and employees responsible for Tax matters) of Seller has Knowledge based upon personal contact with any agent of such authority. Section 3(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since January 1, 1994.

                   (iv) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                   (v) The unpaid Taxes of Seller (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

              (vi) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code Section 280G. Seller is not a party to any Tax allocation or sharing agreement. Seller (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (B) has no Liability for the Taxes of any Person (other than Seller) under Treas. Reg.
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

              (vii) Section 3(k) of the Disclosure Schedule sets forth the following information with respect to Seller as of the most recent practicable date: (A) the basis of Seller in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Seller.

         (l)  Real Property.

              (i) Section 3(l)(i) of the Disclosure Schedule lists and describes briefly all real property that Seller owns. With respect to each such parcel of owned real property:

                   (A) Seller has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

                   (B) there are no pending or, to the Knowledge of any of Seller Stockholders and the directors and officers (and employees with responsibility for real estate matters) of Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting adversely the current use, occupancy, or value thereof;

                   (C) to the Knowledge of Seller, the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                   (D) to the Knowledge of Seller, all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                   (E) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                   (F) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                   (G) there are no parties (other than Seller) in possession of the parcel of real property, other than tenants under any leases disclosed in Section 3(l)(i) of the Disclosure Schedule who are in possession of space to which they are entitled;

                   (H) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

                   (I) each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

                  (ii) Section 3(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Seller. Seller has delivered to Buyer correct and complete copies of the leases and subleases listed in Section 3(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 3(l)(ii) of the Disclosure Schedule:

                   (A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                   (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                   (C) neither Seller nor, to the Knowledge of Seller, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                   (D) no party to the lease or sublease has repudiated any provision thereof;

                   (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                   (F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

                   (G) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                   (H) to the Knowledge of Seller, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                   (I) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

         (m)  Intellectual Property.

              (i) Seller owns or has the right to use pursuant to license, subl-icense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of Seller as presently conducted. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

              (ii) to the Knowledge of Seller, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Seller Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of Seller Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

              (iii) Section 3(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 3(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by Seller in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 3(m)(iii) of the Disclosure Schedule:

                   (A) Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                   (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                   (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of Seller, Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                   (D) Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

              (iv) Section 3(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in
     Section 3(m)(iv) of the Disclosure Schedule:

                   (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                   (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                   (C) neither Seller nor, to the Knowledge of Seller, any other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                   (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                   (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                   (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                   (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                   (H) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

              (v) To the Knowledge of Seller, Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller, Seller will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

         (n) Tangible Assets. Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from known defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         (o) Inventory. The inventory of Seller consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write-down set forth on the face of the Most Recent Balance Sheet (rather than in any Notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.

         (p) Contracts. Section 3(p) of the Disclosure Schedule lists the following contracts and other agreements to which Seller is a party:

             (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

             (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to Seller, or involve consideration in excess of $10,000;

         (iii)  any agreement concerning a partnership or joint venture;

         (iv) any agreement (or group of related agreements) under which Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which Seller has imposed a Security Interest on any of its assets, tangible or intangible;

         (v)    any agreement concerning confidentiality or noncompetition;

         (vi) any agreement involving any of Seller Stockholders and their Affiliates (other than Seller);

         (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of Seller's current or former directors, officers, and employees;

         (viii) any collective bargaining agreement;

         (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $20,000 or providing severance benefits;

         (x) any agreement under which Seller has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

         (xi) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of Seller; or

        (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

    Seller has delivered to Buyer a correct and complete copy of each written agreement listed in Section 3(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) neither Seller nor, to the Knowledge of Seller, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

         (q) Notes and Accounts Receivable. All notes and accounts receivable of Seller are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.

         (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller.

         (s) Insurance. Section 3(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

              (i)  the name, address, and telephone number of the agent; and

              (ii) the name of the insurer.

         With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) neither Seller nor, to the Knowledge of Seller, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Seller has been covered since its inception by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.
Section 3(s) of the Disclosure Schedule describes any self-insurance arrangements affecting Seller.

         (t) Litigation. Section 3(t) of the Disclosure Schedule sets forth each instance in which Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(t) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Seller.

         (u) Product Warranty. To the Knowledge of Seller, each product manufactured, sold, leased, or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller. No product manufactured, sold, leased, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Seller (containing applicable guaranty, warranty, and indemnity provisions).

         (v) Product Liability. To the Knowledge of Seller, Seller has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller.

         (w) Employees. To the Knowledge of Seller Stockholders and the directors and officers (and employees with responsibility for employment matters) of Seller, no executive, key employee, or group of employees has any plans to terminate employment with Seller. Seller is not a party to or bound by any collective bargaining agreement, nor has Seller experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Seller has not committed any unfair labor practice. None of Seller Stockholders and the directors and officers (and employees with responsibility for employment matters) of Seller has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller.

                  (x)      Employee Benefits.

                           (i) Section 3(x) of the Disclosure Schedule lists each Employee Benefit Plan that Seller maintains or to which Seller contributes.

                               (A) Each such Employee Benefit Plan (and each
                  related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                               (B) All required reports and descriptions
                  (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                               (C) All contributions (including all employer
                  contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                               (D) Each such Employee Benefit Plan which is an
                  Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                               (E) The market value of assets under each such
                  Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                               (F) Seller has delivered to Buyer correct and
                  complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                           (ii) With respect to each Employee Benefit Plan that Seller maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                               (A) No such Employee Benefit Plan which is an
                  Employee Pension Benefit Plan (other than any Multiemployer
                  Plan) has
                  been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of any of Seller Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of Seller is threatened.

                               (B) There have been no Prohibited Transactions
                  with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of Seller Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of Seller is threatened. None of Seller Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of Seller has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                               (C) Seller has not incurred, and none of Seller
                  Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of Seller has any reason to expect that Seller will incur; any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                           (iii) Seller does not contribute to, never has contributed to, and never has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                           (iv) Seller does not maintain or contribute to, and never has maintained or contributed to, and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

                      (y) Guaranties. Seller is not a guarantor nor is Seller otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

                      (z)  Environment, Health, and Safety.

                           (i) Seller and, to the Knowledge of Seller, its predecessors have complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, Seller and, to the Knowledge of Seller, its predecessors have obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                           (ii) To the Knowledge of Seller, Seller has no Liability (and neither Seller nor, to the Knowledge of Seller, its predecessors has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                           (iii) All properties and equipment used in the business of Seller and, to the Knowledge of Seller, its respective predecessors have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

                  (aa) Certain Business Relationships With Seller. None of Seller Stockholders and their Affiliates has been involved in any business arrangement or relationship with Seller within the past twelve (12) months, and none of Seller Stockholders and their Affiliates owns any asset, tangible or intangible, which is used in the business of Seller.

                  (ab) Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

                  (ac) Investment. Seller (i) understands that the shares of Buyer Stock to be delivered to Seller hereunder have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring Buyer Stock solely for its own account for investment purposes, and not with a view to the distribution thereof (except to Seller Stockholders), (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding Buyer Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding Buyer Stock, and (vi) is an Accredited Investor for the reasons set forth in Section 3(ac) of the Disclosure Schedule.

         4    Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

              (a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

              (b) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

              (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

              (d) Brokers' Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

         5    Pre-Closing Covenants. The Parties agree as follows with
respect to the period between the execution of this Agreement and the Closing.

              (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

              (b) Notices and Consents. Seller will give any notices to third parties, and Seller will use its reasonable best efforts to obtain any third party consents, that Buyer may request in connection with the matters referred to in Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4 above. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary in connection therewith.

              (c) Operation of Business. Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller will not (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing, and (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(h) above.

           (d) Preservation of Business. Seller will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

           (e) Full Access. Seller will permit representatives of Buyer to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Seller.

           (f) Notice of Developments. Each Party will give prompt written notice to the other Parties of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above.

           (g) Exclusivity. Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

           (h) Title Insurance. Buyer will obtain in preparation for the Closing an ALTA Owner's Policy of Title Insurance Form B-1987 (or equivalent policy reasonably acceptable to

Buyer if the real property is located in a state in which an ALTA Owner's Policy of Title Insurance Form B-1987 is not available) issued by a title insurer reasonably satisfactory to Buyer, in such amount as Buyer reasonably may determine to be the fair market value of such real property (including all improvements located thereon), insuring title to such real property to be in Buyer as of the Closing (subject only to the title exceptions described above in Section 3(l)(i) and in Section 3(l)(i) of the Disclosure Schedule). Each title insurance policy delivered under Section 5(h) shall (A) insure title to the real property and all recorded easements benefitting such real property, (B) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (C) contain an ALTA Zoning Endorsement
3.1 (or equivalent), (D) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the Survey delivered with respect to such property, (E) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property, and (F) contain a "non-imputation" endorsement to the effect that title defects known to the officers, directors, and stockholders of the owner prior to the Closing shall not be deemed "facts known to the insured" for purposes of the policy.

              (i) Surveys. With respect to each parcel of real property that Seller owns and as to which a title insurance policy is to be procured pursuant to Section 5(h) above, Buyer will procure in preparation for the Closing a current survey of the real property certified to Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto the real property which has not been cured or insured over prior to the Closing.

         6    Conditions to Obligation to Close.

           (a) Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) Seller shall have procured all of the third party consents specified in Section 5(b) above, and Buyer shall have procured all of the title insurance commitments, policies, and riders specified in
         Section 5(h) above, and all of the surveys specified in Section 5(i) above, all of which title insurance commitments, policies and riders, and surveys, shall be in form and substance satisfactory to Buyer in Buyer's sole discretion;

               (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) affect adversely the right of Buyer to own the Acquired Assets, to operate the former businesses of Seller (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (v) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i) through Section 6(a)(iv) is satisfied in all respects;

               (vi) Buyer shall have entered into a side agreement in form and substance as set forth in Exhibit G attached hereto with Gary Yeager and the same shall be in full force and effect;

               (vii) Buyer shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to Buyer, and dated as of the Closing Date;

               (viii) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

         Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

           (b) Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (iv) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i) through Section 6(b)(iii) is satisfied in all respects;

               (v) Buyer shall have entered into a side agreement in form and substance as set forth in Exhibit G attached hereto with Gary Yeager and the same shall be in full force and effect;

               (vi) Seller shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit I attached hereto, addressed to Seller, and dated as of the Closing Date; and

               (vii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

         Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

         7        Termination.

                  (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                      (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                      (ii) Buyer may terminate this Agreement by giving written notice to Seller on or before January 7, 1999, if Buyer is not satisfied with the results of its continuing business, legal, and accounting due diligence regarding Seller;

                      (iii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) if the Closing shall not have occurred on or before February 1, 1999, by reason of the failure of any condition precedent under ss.6(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                      (iv) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this

         Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) if the Closing shall not have occurred on or before February 1, 1999, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from a Seller breaching any representation, warranty, or covenant contained in this Agreement).

                  (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         8        Miscellaneous.

                  (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided in the Agreement With Seller Stockholders.

                  (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that Buyer may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case Buyer will use its reasonable best efforts to advise Seller prior to making the disclosure).

                  (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

              (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

              (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and
(ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder, and any portion of either of the Year 2000 Earn-Out and/or the Year 2001 Earn-Out to be paid in Buyer Stock shall be paid in the stock of Buyer and not the stock of any assignee corporation).

              (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

              (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

              (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                           If to Seller:
                           Yeager Industries, Inc.
                           2001 West Erie Avenue
                           Philadelphia, PA 19140
                           Attn: Gary Yeager, President

                           Copy to:
                           Smith & Giacometti
                           1420 Walnut Street, Suite 806
                           Philadelphia, PA 19102
                           Attn: David B. Smith, Esq.

                           If to Buyer:
                           The Source Information Management Company
                           11644 Lilburn Park Road
                           St. Louis, Missouri 63146
                           Attn:  S. Leslie Flegel, Chairman & CEO

                           Copy to:
                           Armstrong, Teasdale, Schlafly & Davis
                           One Metropolitan Square
                           St. Louis, Missouri 63102
                           Attn:  John L. Gillis, Jr., Esq.

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

              (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the State of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Pennsylvania.

              (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its boards of directors. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

              (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

              (l) Expenses. Each of Buyer, Seller, and Seller Stockholders will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Buyer and Seller agree that each will pay one-half (1/2) of the transfer taxes arising in connection with the transfer of real estate located in the State of Pennsylvania, which transfer occurs as part of the transactions contemplated hereby. Seller also agrees that it has not paid any amount to any third party, and will not pay any amount to any third party until after the Closing, with respect to any of the costs and expenses of Seller

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and Seller Stockholders (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

              (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

              (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in dispute, in addition to any other remedy to which it may be entitled, at law or in equity.

              (o) Bulk Transfer Laws. Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.













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




         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on AS OF the date first above written.

                                 THE SOURCE INFORMATION MANAGEMENT COMPANY


                                 By:/s/ S. Leslie Flegel
                                    --------------------------------------------
                                    S. Leslie Flegel
                                    Chairman and Chief Executive Officer



                                 YEAGER INDUSTRIES, INC.


                                 By:/s/ Gary Yeager
                                    --------------------------------------------
                                    Gary Yeager
                                    President




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A list briefly identifying the contents of all omitted schedules and exhibits to the Asset Purchase Agreement (the "Agreement") dated as of January 7, 1999, by and between The Source Information Management Company ("Registrant"), and Yeager Industries, Inc. appears in the Table of Contents to the Agreement. Registrant will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.































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